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DISTRICT COURT, LARIMER COUNTY, COLORADO

CASE NO.

VERIFIED COMPLAINT FOR APPOINTMENT OF RECEIVER

APOTEX USA INC., a Delaware corporation,

Plaintiff,

v.

AMERICAN VETERINARY PRODUCTS INC., a Colorado corporation,

Defendant.

     Plaintiff, Apotex USA Inc., a Delaware corporation ("Lender"), hereby states as its Complaint against the above-captioned defendant as follows:

                             JURISDICTION AND VENUE

     1. This Court has jurisdiction over this matter pursuant to Colo. R. Civ. P. 66 and Colo. Rev. Star. Section 13-1-124(1)(a) and (c) in that (a) Lender seeks appointment of a receiver of property located in Larimer County; and (c) defendant American Veterinary Products Inc. owns the property which is the subject matter of this civil action.

     2. Venue is proper in this Court because the property is located in Larimer County and because the defendant resides in Larimer County.

                                    PARTIES

     3. Lender is a Delaware corporation with its principal place of business located at 1776 Broadway, Suite 1800, New York, New York 10019.

     4. Defendant American Veterinary Products Inc. ("Borrower") is a Colorado corporation with its principal place of business at 1413 Duff Drive, Fort Collins, Colorado 80524. Borrower is a wholly owned subsidiary of Gen/Rx, Inc., a New York corporation ("Gen/Rx"). Lender holds of record approximately 70% of the stock of Gen/Rx.
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                              GENERAL ALLEGATIONS

     5. In April 1995, Borrower, jointly and severally with Gen/Rx, AUSA Inc., a Delaware corporation ("AUSA"), and Collins Laboratories, a Colorado corporation ("Collins"), executed and delivered to Lender a Line of Credit Note dated April 13, 1995, in the original principal amount of $2,000,000 and a Term Note dated April 13, 1995, in the original principal amount of $500,000 (collectively, the "Notes"). The Notes are attached hereto as Exhibit A.

     6. In November 1995, Borrower, jointly and severally with Gen/Rx, AUSA Inc., a Delaware corporation ("AUSA"), and Collins Laboratories, a Colorado corporation ("Collins"), executed and delivered to Lender a 30-Day Note dated November 17, 1995, in the original principal amount of $150,000. In November 1995, Borrower, jointly and severally with Gen/Rx, AUSA, and Collins also executed and delivered to Lender a 30-Day Note dated November 28, 1995, in the principal amount of the aggregate of the unpaid amount of all sums thereafter advanced by Lender on a revolving basis to Borrower, Gen/Rx, AUSA, or Collins. These two Notes are referred to herein as the "30-Day Loan" and copies of them are collectively attached hereto as Exhibit B.

     7. The Notes are the subject of and further documented in the Loan Agreement dated April 13, 1995, by and among Lender, Borrower, Gen/Rx, AUSA, and Collins. The Loan Agreement was subsequently amended by letter agreement, dated November 29, 1995, by and among Lender, Borrower, Gen/Rx, AUSA, and Collins (the "Amendment"). In the Amendment, Borrower, Gen/Rx, AUSA, and Collins acknowledged and agreed that they have borrowed the full amount from the Lender under the Notes and have additionally borrowed from Lender an aggregate approximate amount of $813,783, which amount represents four additional loans made by Lender to Borrower, Gen/Rx, AUSA, and Collins, jointly and severally, and which additional amount shall be due December 22, 1995 (i.e., the 30-day Loan). The April 13, 1995 Loan Agreement and the Amendment are collectively referred to herein as the "Loan Agreement", copies of which are collectively attached hereto as Exhibit C.

     8.   The Notes are full recourse.

     9.   The Notes are secured by:

          a. An Amended and Restated Deed of Trust to Public Trustee, Security Agreement and Financing Statement, dated April 13, 1995, and recorded in the Office of the Clerk and Recorder for Larimer County, State of Colorado (the "Records") on May 15, 1995, under Reception No. 95027307, and under which Lender is named as the Beneficiary and Borrower is named as the Grantor (the "Deed of Trust"). The Deed of Trust is an amendment and restatement of the Deed of Trust to Public Trustee, Security Agreement and Financing Statement, dated March 23, 1995, and recorded in the Records on March 24, 1995, under Reception No. 95016555, and under which Shermfin Corp., a Delaware corporation ("Shermfin"), is named as the Beneficiary and Borrower is named as the Grantor (the "Original Deed of Trust"). In the Deed of Trust, Shermfin assigned all of its rights in the Original Deed of


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Trust to Lender. Copies of the Deed of Trust and the Original Deed of Trust,
are collectively attached hereto as Exhibit D;

          b. An Assignment of Leases and Rents, dated April 13, 1995, and recorded in the Records on May 15, 1995, under Reception No. 95027308 (the "Rent Assignment"), a copy of which is attached hereto as Exhibit E; and

          c. A Security and Pledge Agreement dated April 13, 1995, with financing statements recorded in the Records (collectively, the "Security Interest"), copies of which are collectively attached hereto as Exhibit F.

The Notes, Deed of Trust, Rent Assignment and Security Interest are collectively referred to herein as the "Loan Documents".

     10. The Loan Documents constitute a lien and encumbrance upon certain real property located in Larimer County, State of Colorado, and more particularly described on Exhibit F attached hereto (the "Real Property"), and the personal property contained thereon or used in correction with the operation thereof, including Borrower's inventory, equipment, accounts and intangibles (the "Personal Property"). The Real Property and Personal Property are collectively referred to herein as the "Property".

     11. The Real Property is comprised of two separate parcels. Parcel I, as designated on Exhibit G, is a building located on Lot 6 of the Fort Collins Business Center, with a street address of 1413 Duff Drive, Fort Collins, Colorado. Parcel II, as designated on Exhibit G, is an adjoining vacant lot.

     12. Under Section 7 of the Deed of Trust, Borrower absolutely and irrevocably granted, bargained, sold, mortgaged and conveyed the Property to the Public Trustee of Larimer County, Colorado, in trust for use and benefit of Lender.

     13.  Borrower is currently in possession of the Property.

     14. Borrower breached its obligations under the Loan Documents by not paying to Lender on September 1 and December 1, 1995, the interest due and owing on the $2.5 million loan represented by the Notes. In addition, Borrower failed to pay on or prior to January 2, 1996, approximately $800,000 of debt to Lender under the 30-day Loan due and owing on December 22, 1995 (plus a 10-day grace period).

     15. Borrower's failure to make the September 1 and December 1, 1995 payments under the Notes and the December 22, 1995 payment under the 30-day Loan constitutes an "Event of Default" under Section 12 of the Deed of Trust.

     16. As such, Borrower is in default of its obligations under the Loan Documents and, pursuant to Section 13(a) of the Deed of Trust, Borrower has declared the entire amount of all

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indebtedness secured by the Deed of Trust to be due and payable immediately.
The default letter, dated January 2, 1996, is attached hereto as Exhibit H.

     17. Because Borrower is in default, Borrower's license to collect and receive all rents, issues and profits automatically terminated and Borrower is no longer entitled to collect or retain any income generated from the operation of the Property. See Section 13(c) of the Deed of Trust. Further, because Borrower is in default, Lender has the right to immediate and exclusive possession of the collateral under the Notes, including the Borrower's inventory and equipment located on the Real Property. See Section 13(f) of the Deed of Trust.

     18. Lender is in the process of preparing the papers necessary to commence a foreclosure of the Real Property in the Office of the Public Trustee for Larimer County. Lender believes that such foreclosure will be commenced shortly.

     19. Under the Loan Documents, Lender has an absolute right to the appointment of a receiver in the present circumstances. See Section 13(d) of the Deed of Trust.

     20. Pursuant to said provisions, Borrower consented to the appointment of a receiver by a court of competent jurisdiction upon the occurrence of an "Event of Default" under the Deed of Trust.

     21. Further, the Court must appoint a receiver for at least the following reasons:

          a. As further interest accrues, the value of the Lender's interest in the Property will continue to diminish;

          b. Borrower's veterinary product operations on the Property were halted by the United States Food and Drug Administration (the "FDA") in the summer of 1995. As a result, Borrower's business operations are generating little or no revenue. As such, the Property is the only realistic means Lender has of repayment of the Notes and the 30-day Loan and a receiver is necessary to ensure that the inventory and equipment on the Property are not removed or diverted from the Property beyond the jurisdiction of the Court; and

          c. The FDA's inspections of the Property indicated that many deficiencies must be corrected before the Property can be used again. To ensure that the Property may become economically useful again, the building, equipment and records thereon must be maintained intact until adequate financing can be located to renovate the plant sufficiently to meet the FDA's standards.

     22. To protect the Property, Lender's security interest in the inventory, equipment, accounts and intangibles located on or derived from the Property and Lender's interest in the Property during the pendency of the foreclosure, it is essential that a receiver be appointed over the Property.


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     23.  In the present circumstances, Lender is entitled to the appointment of a receiver of the Property.

     WHEREFORE, Lender prays for judgment in its favor, and against defendant, as follows:

     (i)   For appointment of a receiver over the Property;

     (ii)  For costs and expert witness and attorneys' fees; and

     (iii) For such other and further relief as the Court deems just, proper and permitted by law.

                         HOLME ROBERTS & OWEN, LLC
                          Duncan E. Barber (#16768)
                          Martin D. Litt (#23716)


                         /s/ Duncan E. Barber
                         -----------------------
                         Attorneys for Lender
                         1700 Lincoln Street, Suite 4100
                         Denver, CO 80203
                         303/861-7000

Plaintiff's Address:

1776 Broadway, Suite 1800
New York, New York 10019

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                                  VERIFICATION

STATE OF NEW YORK        )
                         ) ss
NEW YORK COUNTY          )

     I have read the foregoing Verified Complaint for Appointment of Receiver and state that the information contained herein is true and accurate to the best of my knowledge, information and belief.


                              APOTEX USA INC.,
                               a Delaware corporation


                              By: /s/ JACK H. SCHRAMM
                                 -------------------------
                                   Jack H. Schramm
                                   Executive Vice President

     Subscribed and sworn to before me this 2nd day of January, 1996, by Jack H. Schramm in his capacity as Executive Vice President of Apotex USA Inc., a Delaware corporation.

     WITNESS my hand and official seal.

     My commission expires:    7/24/97
                            ------------

                              /s/ MARY NATALE
                              ---------------------------------------
                              Notary Public            MARY NATALE
                                             Notary Public, State of New York
                                                       No. 4953736
                                                Qualified in Nassau County
                                             Commission Expires July 24, 1997


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